INNOPHOS HOLDINGS, INC. REPORTS FIRST QUARTER 2007 RESULTS

CRANBURY, New Jersey - (May 7, 2007) - Innophos Holdings, Inc. (NASDAQ Symbol "IPHS"), a leading specialty phosphates producer in North America, today announced its consolidated financial results for the first quarter 2007.

First Quarter Results

•    Sales for the quarter ended March 31, 2007 were $136.7 million, an increase of $6.4 million, or 4.9%, as compared to $130.3 million for the first quarter 2006.

•    Operating income for the quarter ended March 31, 2007 was $10.0 million, a decrease of $1.1 million, or 9.9%, as compared to $11.1 million of operating income for the comparable period in 2006.  Included in first quarter 2007 operating income results was a charge of $1.4 million for a reduction in benefits and severance for certain personnel that was recorded as part of the negotiated reorganization of our Mexican workforce.  Included in 2006 results were $1.5 million of unusual expenses related to various professional fees, and an unfavorable $3.0 million impact of a planned non-annual sulfuric acid plant maintenance outage at our Coatzacoalcos facility.

•    Depreciation and amortization, excluding deferred financing amortization expense, for the quarter ended March 31, 2007 was $11.6 million, an increase of $0.5 million, as compared to $11.1 million for the first quarter of 2006.  Net interest expense, including deferred financing amortization expense, for the quarter ended March 31, 2007 was $9.9 million, a decrease of $3.5 million, compared to $13.4 million for the same period in 2006.  The favorable improvement in interest expense was due to the reduction of net debt levels. Tax expense for the quarter ended March 31, 2007 was $2.2 million, an increase of $3.1 million, as compared to a benefit of $0.9 million for the comparable period in 2006.  Income from Mexico is fully taxable, so increases in our Mexican earnings, as we had in the first quarter 2007, would normally be expected to result in increased income tax expense.

•    Net loss for the quarter ended March 31, 2007 was $2.1 million, compared to a net loss of $1.3 million for the same period in 2006.

•    At March 31, 2007, Innophos had a cash and cash equivalents balance of $15.7 million.  Net debt (total debt including accrued interest on floating rate notes, less cash) at the end of the first quarter 2007 was $377.2 million, a decrease of $96.8 million versus $474.0 million at March 31, 2006.   In the first quarter of 2007 the Company made an optional prepayment of $8.0 million on its bank debt.  Capital expenditures for the quarter ended March 31, 2007 were $4.6 million versus $2.7 million in the same quarter of 2006.  This increased spending level is primarily due to the Company's Coatzacoalcos cogeneration project which continues to be on budget and schedule.

•    Innophos had 20.74 million shares issued and outstanding at March 31, 2007.

Subsequent Events

•    On April 16, 2007, the Company issued $66.0 million of 9.5% Senior Unsecured notes due 2012, and used the net proceeds plus approximately $0.5 million of cash on hand for full redemption of the remaining $60.8 million Floating Rate Senior notes issued by a subsidiary.  While this transaction was subsequent to March 31, 2007 and had no effect on the Company's consolidated financial position or results of operations as of March 31, 2007, it will significantly reduce the Company's financing costs in 2007.

Segment Results 1Q 2007 versus 1Q 2006

•    U.S. - Sales revenues declined 3.6% for the first quarter 2007 versus the prior year due to somewhat weaker pricing and lower volumes. Operating income decreased by $8.0 million from $8.7 million in the first quarter of 2006 to $0.7 million in the first quarter of 2007.  This decrease was due to increases in raw material prices and freight costs in combination with somewhat unfavorable volume and selling prices.

•    Mexico - Sales revenue increased by 18.7% due primarily to higher volumes.  Operating income increased by $6.3 million year over year, from $1.6 million in 2006 to $7.9 million in the first quarter of 2007.  This improvement was due to increased selling prices and higher sales volume driven by increased demand, partially offset by the increased cost associated with the previously mentioned reduction in benefits and severance of certain personnel.  In addition, results for the first quarter 2006 were unfavorably affected by $3.0 million of expense associated with the planned non-annual sulfuric acid maintenance.

•    Canada - Sales revenue increased by 12.2% due primarily to stronger volumes, which led to a $0.6 million increase in operating income, from $0.8 million in Q1 2006 to $1.4 million in Q1 2007.

"This was a solid quarter for Innophos," said Randy Gress, Chief Executive Officer.  "Now that we have completed our IPO and variable rate note refinancing, we are focused on the opportunities ahead, with an emphasis on improving business performance in the balance of 2007."

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(In thousands, except per share amounts, share amounts or where otherwise noted)
	Three months ended	Three months ended
	March 31,	March 31,
	2007	2006
Net Sales	$136,680	$130,335
Cost of goods sold	115,698	108,585
Gross profit	20,982	21,750
Operating expenses:
Selling, general and administrative	10,413	10,395
Research & development expenses	542	282
Total operating expenses	10,955	10,677
Operating income	10,027	11,073
Interest expense, net	9,921	13,400
Foreign exchange Gains	(134)	(53)
Other expense (income), net	58	(114)
Income (loss) before income taxes	182	(2,160)
Provision for (benefit from) income taxes	2,250	(870)
Net loss	$(2,068)	$(1,290)
Dividends paid per share of common stock	$0.11
Dividends declared per share of common stock	$0.17

Segment Reporting

The company reports its operations in three reporting segments-United States, Mexico and Canada, each of which sells the entire portfolio of products. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	March 31,	March 31,
	2007	2006	Net Sales % Change
Segment Net Sales
United States.........	$76,127	$78,964	(3.6%)
Mexico.............	53,039	44,672	18.7%
Canada.............	7,514	6,699	12.2%

Total..............	$136,680	$130,335	4.9%

Segment Operating Income
United States.........	$652	$8,687
Mexico.............	7,953	1,563
Canada.............	1,422	823

Total..............	$10,027	$11,073

Segment Operating Income % of net sales
United States.........	0.9%	11.0%
Mexico.............	15.0%	3.5%
Canada.............	18.9%	12.3%

Price / Volume

The following table illustrates for the three months ended March 31, 2007 the percentage changes in net sales by reportable segment compared with the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States................	(1.0%)	(2.6%)	(3.6%)
Canada...................	(1.5%)	13.7%	12.2%
Mexico....................	0.9%	17.8%	18.7%

The following table illustrates for the three months ended March 31, 2007 the percentage changes for net sales by major product lines compared with the prior year, including the effect of price and volume/mix changes:

	Price	Volume/Mix	Total
Purified Phosphoric Acid.........	(2.9%)	3.6%	0.7%
Specialty Salts and Specialty Acids.......	(1.0%)	0.3%	(0.7%)
STPP & Other Products..........	3.6%	18.2%	21.8%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)
	Three months ended	Three months ended
	March 31,	March 31,
	2007	2006
Cash flows from operating activities
Net loss	$(2,068)	$(1,290)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	11,565	11,138
Amortization of deferred financing charges	822	1,386
Deferred income tax benefit	(1,078)	(1,846)
Deferred profit sharing	31	23
Stock-based compensation-Restricted stock	231	-
Non-cash interest for floating rate senior notes	-	4,279
Changes in assets and liabilities:
Increase in accounts receivable	(3,617)	(640)
Increase in inventories	(193)	(2,653)
(Increase)/decrease in other current assets	(2,531)	5,056
(Decrease)/increase in accounts payable	(385)	715
Decrease in other current liabilities	(2,003)	(16,084)
Changes in other long-term assets, liabilities and other
comprehensive income (loss), net	(2,706)	2,493
Net cash (used in) provided from operating activities	(1,932)	2,577
Cash flows from investing activities:
Capital expenditures	(4,625)	(2,706)
Net cash used for investing activities	(4,625)	(2,706)
Cash flows from financing activities:
Proceeds from exercise of stock options	750	-
Principal payments of term-loan	(8,000)	(18,500)
Dividends paid	(2,275)	-
Net cash used for financing activities	(9,525)	(18,500)
Net change in cash	(16,082)	(18,629)
Cash and cash equivalents at beginning of period	31,760	61,402
Cash and cash equivalents at end of period	$15,678	$42,773

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share amounts, share amounts or where otherwise noted)
	March 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$15,678	$31,760
Accounts receivable - trade	59,933	56,316
Inventories	70,762	70,569
Other current assets	16,183	13,652
Total current assets	162,556	172,297
Property, plant and equipment, net	270,660	277,222
Goodwill	47,268	47,268
Intangibles and other assets, net	66,477	68,533
Total assets	$546,961	$565,320
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current portion of long-term debt	$1,524	$1,524
Accounts payable:
Trade and other	30,494	30,879
Other current liabilities	35,923	40,200
Total current liabilites	67,941	72,603
Long-term debt	390,276	398,276
Other long-term liabilities	32,392	33,729
Total liabilities	490,609	504,608
Total stockholders' equity	56,352	60,712
Total liabilities and stockholders' equity	$546,961	$565,320

Additional Information

It should be noted the unusual expense items discussed are not considered extraordinary under United States generally accepted accounting principles, or USGAAP.  They have been presented here to exclude the impact of certain unusual expense items on Innophos' results.  The Company believes these measures are reflective of how management views Innophos' operations, provide transparency to investors, and enable period-to-period comparability of financial performance.

Net debt is a supplemental financial measure that is not required by, or presented in accordance with USGAAP.  The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total debt, including accrued interest on floating rate notes, less cash and cash equivalents.

Conference Call Details

Innophos Holdings will hold a live conference call to discuss first quarter 2007 financial results on Tuesday, May 8, 2007 at 10:00 a.m. EDT.  To participate, please dial in to the conference call at (866) 600-0797, access code 3204442. The conference call topic is Innophos Holdings, Inc. Earnings Conference Call.

Forward Looking Statements

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

###

About Innophos, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). 'IPHS-G'

SOURCE Innophos Holdings, Inc.

Investor Relations: (609) 366-1299
investor.relations@innophos.com